Tix Corporation Enters Into Non-Binding Letter Of Agreement To
Purchase Magic Arts And Entertainment

Studio City, California - January 22, 2008 - TIX CORPORATION (OTCBB: TIXC) is pleased to announce that it has entered into a non-binding Letter of Agreement with Joe Marsh and Lee Marshall to purchase their company, Magic Arts and Entertainment, LLC. The closing is subject to completion of due diligence and execution of a definitive agreement, which the parties hope to accomplish by February 15, 2008.

Magic Arts & Entertainment produces major live events and theatrical productions throughout the United States and Canada such as David Copperfield, Jesus Chris Superstar and Michael Flatley’s Lord of the Dance.

Tix Corporation through its wholly-owned subsidiary, Tix4Tonight, sells tickets for Las Vegas shows, concerts, attractions and sporting events at discounts up to 50% off the face value of the ticket, on the same day of the performance. The Company also offers two additional discount products at its Las Vegas facilities, Tix4Golf and Tix4Dinners. Tix4Golf offers 25% to 50% discounted reservations for golf tee times for many of the golf courses in Las Vegas and Tix4Dinners offers up to 50% off entrees at great Las Vegas restaurants and buffets. The Company's Tix4AnyEvent.com, sells premium tickets to concerts, theater and sporting events throughout the country. Tix Corporation’s newest acquisition, Exhibit Merchandising, LLC, is engaged in the business of branded product merchandise development and sales related to museum exhibits, including the King Tutankhamen and Real Pirates tours. Exhibit Merchandising sells themed souvenir posters, memorabilia and collector’s items in specialty stores it operates, set up for the duration of the tours’ presence at a particular museum.

Tix4Tonight now has five prime ticket booth locations, strategically placed at highly foot-trafficked locations in Las Vegas, Nevada. They include: the Hawaiian Marketplace at the South end of the Strip; the Fashion Show Mall in front of Neiman Marcus, directly across the street from the Wynn Resort at the middle of the Strip; at the North Strip, just South of the Riviera Hotel; a downtown Las Vegas facility in the Four Queens Hotel, fronting onto the Fremont Street Experience; and the newest facility located at the South end of the Strip in the Showcase Mall, behind the giant Coke Bottle, next to the MGM Grand Hotel.

Cautionary Statement pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

All statements in this news release that are not statements of historical fact are deemed to be forward-looking statements. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Many of these risks and uncertainties are identified in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Press Release Source: TIX CORPORATION

Media Contacts:
TIX CORPORATION
Mitch Francis, Chief Executive Officer
818-761-1002